Exhibit 99.(b)(8)

EXECUTION VERSION

EQUITY COMMITMENT LETTER

August 4, 2021

Unicorn II Holdings Limited

89 Nexus Way, Camana Bay,

Grand Cayman, KY1-9009, Cayman Islands

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Unicorn II Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“HoldCo”), Unicorn II Parent Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of HoldCo (“Parent”), Unicorn II Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and New Frontier Health Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a direct wholly-owned subsidiary of Parent. Concurrently with the delivery of this letter agreement, each of Unicorn Holding Partners LP, Aspex Master Fund, Yunqi China Special Investment A, WSCP VIII EMP Onshore Investments L.P., WSCP VIII EMP Offshore Investments L.P., West Street Capital Partners VIII, L.P., West Street Capital Partners VIII - Parallel, L.P., WSCP VIII Offshore Investments, SLP, Goldman Sachs Asia Strategic II Pte. Ltd., West Street Private Markets 2021, L.P., Warburg Pincus (Callisto) Global Growth (Cayman), L.P., Warburg Pincus (Europa) Global Growth (Cayman), L.P., Warburg Pincus Global Growth-B (Cayman), L.P., Warburg Pincus Global Growth-E (Cayman), L.P., Warburg Pincus Global Growth Partners (Cayman), L.P., WP Global Growth Partners (Cayman), L.P., Warburg Pincus China-Southeast Asia II (Cayman), L.P., Warburg Pincus China-Southeast Asia II-E (Cayman), L.P., WP China-Southeast Asia II Partners (Cayman), L.P., Warburg Pincus China-Southeast Asia II Partners, L.P., Proprium Real Estate Special Situations Fund, LP, Yi Fang Da Sirius Inv. Limited, Gaorong Partners Fund V, L.P., Gaorong Partners Fund V-A, L.P. and Newquest Asia Fund IV (Singapore) Pte. Ltd. (collectively, the “Other Investors,” and each, an “Other Investor”) is entering into a letter agreement substantially identical to this letter agreement (collectively, the “Other Investor Equity Commitment Letters,” and each, an “Other Investor Equity Commitment Letter”) committing to invest or cause to be invested in HoldCo. Capitalized terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being delivered by the undersigned (each individually, an “Investor” and collectively, the “Investors”) to HoldCo in connection with the execution of the Merger Agreement.

1.            Commitment. This letter agreement confirms the commitment of the Investors, subject to the terms and conditions set forth herein, to contribute (or cause to be contributed) (the “Contribution”) to HoldCo for the Specified Purpose (as defined below), at or prior to the Effective Time, cash in the amount of US$30,000,000 (such sum, subject to the adjustment pursuant to this Section 1, the “Commitment”), in exchange for equity securities of HoldCo to be issued to the Investors or a Person or Persons designated by the Investors. Such Commitment, and the corresponding commitments under the Other Investor Equity Commitment Letters, together with the proceeds of the Debt Financing and/or the Alternative Financing (if applicable), shall be used by HoldCo, to the extent necessary, solely for the purpose (the “Specified Purpose”) of (a) funding (or causing to be funded) the Merger Consideration and any other amounts required to be paid by HoldCo, Parent or Merger Sub pursuant to the Merger Agreement, and (b) paying (or causing to be paid) fees and expenses incurred by HoldCo, Parent and Merger Sub in connection with the transactions contemplated by the Merger Agreement (which, in each case and for the avoidance of doubt, shall not include the HoldCo Termination Fee or any Guaranteed Obligations (as defined in the Limited Guarantee given by the Investors) in respect of the HoldCo Termination Fee under the Limited Guarantee given by the Investors). The Investors may effect the Contribution directly or indirectly through one or more Affiliates of any Investor or any affiliated investment fund or vehicles sponsored, advised or managed by the investment manager of any Investor or any Affiliate thereof. No Investor (together with its successors or permitted assigns) shall, under any circumstances, be obligated to contribute more than the amount of its Pro Rata Percentage (as defined below) of the Commitment to any Person pursuant to the terms of this letter agreement. The amount of the Commitment to be funded under this letter agreement may be reduced in a manner agreed by the Investors and HoldCo pursuant to Section 1.2(b) of the Interim Investors Agreement in the event that HoldCo does not require all of the equity with respect to which the Investors and the Other Investors have made the Commitments (as defined, with respect to the Investors and any Other Investor, in this letter agreement or the applicable Other Investor Equity Commitment Letter, as the case may be) but only to the extent that HoldCo, Parent and Merger Sub have sufficient funds to consummate the Merger and other transactions contemplated by the Merger Agreement following such reduction.

2.            Conditions. The Contribution, including the obligation of any Investor (together with its successors and permitted assigns) to fund the Commitment, shall be subject to (a) the terms and conditions of this letter agreement, (b) the satisfaction in full or waiver by HoldCo at or prior to the Closing of each of the conditions to the obligations of HoldCo, Parent and Merger Sub to consummate the Closing set forth in Section 8.1 and Section 8.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), (c) either the substantially contemporaneous consummation of the Closing or the obtaining by the Company in accordance with Section 10.10 of the Merger Agreement of a final and non-appealable Order requiring HoldCo, Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing, (d) the substantially contemporaneous funding to HoldCo of the contributions by each Other Investor contemplated by the Other Investor Equity Commitment Letters which shall not have been modified, amended or altered in any manner adverse to any Investor without such Investor’s prior written consent, provided, that, the satisfaction or failure of the condition set forth in this sub-clause (d) shall not limit or impair the ability of HoldCo or the Company to seek enforcement of the obligations of the Investors under and in accordance with this letter agreement, if (x) HoldCo or the Company, as applicable, is also concurrently seeking enforcement of each of the Other Investor Equity Commitment Letters or (y) each Other Investor has satisfied or will satisfy its obligations under its Other Investor Equity Commitment Letter in full concurrently with or prior to the funding of the Commitment by the Investors hereunder in accordance with this letter agreement, and (e) the substantially contemporaneous funding of the Debt Financing and/or the Alternative Financing (if applicable) in accordance with their terms.

3.            Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, (a) the Investors are executing and delivering to the Company a limited guarantee, dated on or around the date hereof, relating to certain payment obligations of HoldCo, Parent and Merger Sub under the Merger Agreement (the “Limited Guarantee”) and (b) each of the Other Investors is executing and delivering to the Company a limited guarantee substantially identical to the Limited Guarantee (each, an “Other Limited Guarantee”) relating to certain payment obligations of HoldCo, Parent and Merger Sub under the Merger Agreement. The Company’s (i) remedies against each Investor and its successors and assigns under the Limited Guarantee, (ii) remedies against HoldCo, Parent and Merger Sub and their respective successors and assigns under the Merger Agreement, (iii) remedies against the Rollover Securityholders and their respective successors and assigns under the Support Agreement and (iv) the Company Third Party Beneficiary Rights (as defined below) shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and the Guaranteed Party Group (as defined in the Limited Guarantee) against such Investor or any of the Non-Recourse Parties (as defined in the Limited Guarantee) in respect of any liabilities, losses, damages, obligations or recoveries of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under, relating to or in connection with this letter agreement or the Merger Agreement or of the failure of any transactions contemplated hereby or by the Merger Agreement to be consummated for any reason or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any written or oral representations made or alleged to have been made in connection herewith and therewith (whether or not HoldCo’s, Parent’s or Merger Sub’s breach is caused by the breach by such Investor of its obligations under this letter agreement). The Company and the Guaranteed Party Group shall not have, and they are not intended to have, any right of recovery against such Investor or any of the Non-Recourse Parties in respect of any liabilities or obligations arising out of or relating to, this letter agreement or the Merger Agreement, including in the event HoldCo, Parent or Merger Sub breaches its obligations under the Merger Agreement and whether or not HoldCo’s, Parent’s or Merger Sub’s breach is caused by such Investor’s breach of its obligations under this letter agreement, except for claims of the Company against such Investor pursuant to and in accordance with the Limited Guarantee.

4.            Enforceability; Company Third-Party Beneficiary Rights.

(a)            This letter agreement may only be enforced by HoldCo and none of the creditors of HoldCo, Parent or Merger Sub, nor any other Person that is not a party to this letter agreement shall have any right to enforce this letter agreement or to cause HoldCo to enforce this letter agreement, provided that, solely to the extent the Company is entitled to specific performance against HoldCo, Parent or Merger Sub pursuant to, and subject to the conditions in, Section 10.10 of the Merger Agreement, and subject to Section 2, Section 4(b) and Section 6, the Company is hereby made a third party beneficiary of the rights granted to HoldCo under Sections 1, 4, 5, 6 and 12 and shall be entitled to an injunction, specific performance or other equitable remedy, in each case to the extent, and only to the extent, to cause the Commitment to be funded in accordance with Section 1 (the “Company Third Party Beneficiary Rights”). Subject to Company Third Party Beneficiary Rights, the Investors and HoldCo hereby agree that their respective agreements and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this letter agreement. In no event shall this letter agreement be enforced by any Person unless (a) the enforcement of each Other Investor Equity Commitment Letter is being substantially concurrently pursued by that Person or HoldCo (except to the extent that such enforcement is prohibited by any applicable Law or Order) or (b) each Other Investor has satisfied or is prepared to satisfy its obligations under the applicable Other Investor Equity Commitment Letter.

(b)            Subject to the terms and conditions set forth herein, the Company shall be entitled to specifically enforce HoldCo’s right to cause the Commitment to be funded to HoldCo solely to the extent permitted under Section 4(a) hereof and the Company shall not be a third party beneficiary for any purpose (including, without limitation, any claim for monetary damages hereunder or under the Merger Agreement) other than as specified in Section 4(a) hereof. The Company hereby agrees that specific performance shall be its sole and exclusive remedy with respect to any breach by any Investor of this letter agreement and that the Company may not seek or accept any other form of relief that may be available for any such breach of this letter agreement (including monetary damages); provided, that, if the Company seeks specific performance for such breach of this letter agreement as permitted under Section 4(a) hereof, and a court of competent jurisdiction in a final, non-appealable determination as to the availability of specific performance does not specifically enforce the obligations of such Investor hereunder pursuant to any proceeding for specific performance brought against such Investor, then the Company shall have the right to seek the payments contemplated by, and subject to the terms and conditions of, Section 1 of the Limited Guarantee (subject to the limitations and conditions therein). In addition, the Company shall, and shall cause each of its Affiliates to, cause any proceeding still pending to be dismissed with prejudice upon the earlier of (i) the consummation of the Closing by HoldCo or (ii) payment of the HoldCo Termination Fee pursuant to the Merger Agreement.

(c)            Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate amount of liabilities of the Investors under this letter agreement exceed the Cap, and in no event shall the aggregate amount of liabilities of any Investor under this letter agreement exceed its Pro Rata Percentage of the Cap. No party hereto may enforce any Investor’s obligations under this letter agreement without giving effect to the foregoing sentence. Notwithstanding the foregoing, if the Company or any of its Affiliates asserts in any proceeding or other Action of any claim (whether in tort, contract or otherwise) that the Cap on the Investors’ liabilities hereunder, or any Investor’s Pro Rata Percentage of the Cap on such Investor’s liabilities hereunder, or the Cap (as defined in each Other Investor Equity Commitment Letter) on any Other Investor’s liabilities, is illegal, invalid or unenforceable in whole or in part, then this letter agreement shall terminate, and if any Investor has previously made any payments under this letter agreement, it shall be entitled to recover such payments, and no Investor shall have any liabilities or obligations to any Person under this letter agreement. For purposes hereof, (i) “Cap” means the amount of the Commitment less the amount of the portion of the Commitment that has been funded in accordance with the terms hereof; and (ii) the “Pro Rata Percentage” of each Investor is as set forth opposite each Investor’s name in Schedule A hereto (subject to adjustment by the Investors from time to time, provided that such adjustment shall be accompanied by the assignment of the corresponding portions of the rights and obligations hereunder pursuant to Section 12 in relation to the adjusted commitment of the Investors and shall be notified to HoldCo and the Company substantially concurrently with (and in any event within 24 hours of) the adjustment; provided further that in any event the total Pro Rata Percentage of all Investors (including any successors or permitted assigns) shall always equal 100%).

(a)            Each party hereto acknowledges and agrees that (i) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture, relationship, between or among any of the parties hereto (including among the Investors), and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, and (ii) the obligations of each Investor under this letter agreement are solely contractual in nature, and (iii) the determination of each Investor to enter into this letter agreement was independent of each other. Notwithstanding anything to the contrary contained herein, the liabilities of each Investor hereunder shall be several (not joint and several) based upon its respective Pro Rata Percentage, and no Investor shall be liable for any amounts hereunder in excess of its Pro Rata Percentage of the Commitment (or such lesser amount as may be required to be paid by such Investor in accordance with the terms hereof and the Merger Agreement, as applicable).

5.            No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of (i) HoldCo and each Investor, and (ii) with respect to any provisions of this letter agreement with respect to which the Company is expressly made a third party beneficiary or to the extent that such amendment or modification would be adverse to the Company Third Party Beneficiary Rights, the Company. Together with the Merger Agreement (including any schedules, exhibits, and annexes thereto), the Limited Guarantee, each Other Limited Guarantee, the Interim Investors Agreement, the Support Agreement, each Other Investor Equity Commitment Letter and the Confidentiality Agreement (to the extent the Investor or any of its Affiliates is a party thereto), this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between any Investor or any of its Affiliates, on the one hand, and HoldCo or any of its Affiliates, on the other, with respect to the transactions contemplated hereby.

6.            Governing Law; Jurisdiction.

(a)            This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York, without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction.

(b)            Any Actions arising out of or in any way relating to this letter agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)            Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6, any party or the Company may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

7.            Counterparts. This letter agreement may be executed manually, electronically by email or by facsimile by the parties, in any number of counterparts, each of which shall be considered, and all such counterparts shall together constitute, one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

8.            Third Party Beneficiaries. Subject to the Company Third Party Beneficiary Rights, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder or any rights to enforce the Commitment or any provision of this letter agreement; provided, that, notwithstanding anything to the contrary in this letter agreement, each Non-Recourse Party shall be a third party beneficiary of any provisions herein that are expressly for the benefit of such Non-Recourse Party (including the provisions of Sections 3 and 11), and all such provisions shall survive any termination of this letter agreement indefinitely. Without limiting the foregoing, and subject to the Company Third Party Beneficiary Rights, the creditors of HoldCo, Parent or Merger Sub shall have no right to enforce this letter agreement or to cause HoldCo to enforce this letter agreement.

9.            Confidentiality. This letter agreement shall be treated as confidential and is being provided to HoldCo solely in connection with the Merger Agreement and the transactions contemplated thereby. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (except for the Merger Agreement and any agreement or documents contemplated therein), except with the written consent of the other parties; provided, however, that the existence and content of this letter agreement may be disclosed (a) by each of the Investors and HoldCo to the Other Investors, the Company and their respective Representatives of the Investors, HoldCo, the Other Investors and the Company; (b) to the extent required by Law (or pursuant to a regulatory request), the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement, and (c) by any Investor to any Non-Recourse Party that needs to know of the existence of and content of this letter agreement and is subject to the confidentiality obligations set forth herein.

10.            Termination. This letter agreement, and the obligation of each Investor to fund the Commitment will terminate with respect to such Investor automatically and immediately upon the earliest to occur of (a) the Closing, at which time such obligation will be discharged but subject to the performance of the funding of the Commitment by such Investor; (b) the valid termination of the Merger Agreement in accordance with its terms; (c) the satisfaction in full of its obligation to complete the Contribution at or prior to the Closing; (d) the assertion by the Company or any of its Affiliates, directly or indirectly, in any litigation or other Action of any claim (whether in tort, contract or otherwise) against any Investor, any Non-Recourse Party, HoldCo, Parent, Merger Sub, any Other Investor or any Non-Recourse Party as defined in the Other Limited Guarantees, as applicable, relating to this letter agreement, any Other Investor Equity Commitment Letter, the Limited Guarantee, any Other Limited Guarantee, the Merger Agreement, the Support Agreement, or any of the transactions contemplated thereby (other than (i) a claim seeking an Order of specific performance or other equitable relief to cause the funding of the Commitment in accordance with Section 4(a) hereof and/or the funding of the “Commitment” of any Other Investor in accordance with Section 4(a) of the applicable Other Investor Equity Commitment Letter or (ii) a claim seeking an Order of specific performance or other equitable relief against HoldCo, Parent or Merger Sub in accordance with Section 10.10 of the Merger Agreement); or (e) the termination of this letter agreement in accordance with Section 4(c). Upon termination of this letter, all rights and obligations of the Investors hereunder with respect to the Commitment shall terminate and no Investor shall have any further obligations or liabilities hereunder.

11.            No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, other than with respect to the Retained Claims and the Company Third Party Beneficiary Rights, HoldCo covenants, agrees and acknowledges that no Person (other than the Investors, HoldCo or their respective successors or permitted assigns hereunder) has any obligation hereunder and that, notwithstanding that any Investor or any of its respective successors or permitted assigns may be a partnership or limited liability company, HoldCo has no right of recovery under this letter agreement or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, or for any claim based on, in respect of, or by reason of, such obligations or liabilities or their creation, against, and no recourse shall be had against, and no personal liability shall attach to, any Non-Recourse Party, through any Investor or any of its successors or permitted assigns or otherwise, whether by or through attempted piercing the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of HoldCo or any Investor against any Non-Recourse Party, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. For the avoidance of doubt, none of the Investors, HoldCo, Parent, Merger Sub, the Other Investors or their respective successors and assigns under the Merger Agreement, this letter agreement, the Other Investor Equity Commitment Letters, the Limited Guarantee or the Other Limited Guarantees shall be a Non-Recourse Party.

12.            Assignment. This letter agreement shall not be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto and the Company, except that, the rights, interests or obligations under this letter agreement may be assigned and/or delegated, in whole or in part, by any Investor to one or more of its Affiliates, or one or more affiliated investment fund or investment vehicle, sponsored, advised or managed by the general partner or the investment manager of such Investor or any of its Affiliates thereof, provided, that such assignment and/or delegation shall not relieve such Investor of its obligations hereunder to the extent not performed by such Affiliate, investment fund or investment vehicle. Any attempted assignment in violation of this Section 12 shall be null and void.

13.            Representations and Warranties of Investors. Each of the Investors hereby represents and warrants, severally and not jointly, that (a) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite corporate or similar power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement have been duly authorized by all necessary action on such Investor’s part and do not contravene any provision of such Investor’s organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Investor or its assets; (c) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this letter agreement by such Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement; (d) this letter agreement has been duly and validly executed and delivered by such Investor and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable, other than the Investors) constitutes a legal, valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, subject to the Enforceability Exceptions; (e) the Pro Rata Percentage of the Commitment of such Investor is less than the maximum amount that such Investor is permitted to invest in any one portfolio investment pursuant to the terms of such Investor’s constituent documents or otherwise; and (f) such Investor will at the Closing have sufficient funds to pay its Pro Rata Percentage of the Commitment.

14.            Representations and Warranties of HoldCo. HoldCo hereby represents and warrants to the Investors that (a) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite corporate or similar power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement have been duly authorized by all necessary action on HoldCo’s part and do not contravene any provision of HoldCo’s organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on HoldCo or its assets; (c) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this letter agreement by HoldCo have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement; and (d) this letter agreement has been duly and validly executed and delivered by HoldCo and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable, other than HoldCo) constitutes a legal, valid and binding obligation of HoldCo enforceable against HoldCo in accordance with its terms, subject to the Enforceability Exceptions.

15.            Notices. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in Section 10.4 of the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to any Investor, to:

Pleiad Asia Master Fund

Attention: Jacky Ge

Suites 26/F, 8 Wyndham Street, Central, Hong Kong

Email: jacky.gecompliance@pleiadadvisors.com

with a copy to:

Attention: Vien Chiu

Suites 26/F, 8 Wyndham Street, Central, Hong Kong

Email: compliance@pleiadadvisors.com

Pleiad Asia Equity Master Fund

Attention: Jacky Ge

Suites 26/F, 8 Wyndham Street, Central, Hong Kong

Email: jacky.gecompliance@pleiadadvisors.com

with a copy to:

Attention: Vien Chiu

Suites 26/F, 8 Wyndham Street, Central, Hong Kong

Email: compliance@pleiadadvisors.com

If to HoldCo, to the address set forth in the Merger Agreement.

16.            Severability. Any term or provision of this letter agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this letter agreement in any jurisdiction and, if any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

17.            Interpretation. Headings of the Sections of this letter agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated. The word “including” and words of similar import when used in this letter agreement will mean “including, without limitation,” unless otherwise specified.

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Sincerely,

PLEIAD ASIA MASTER FUND

By:	/s/ Marc Towers

Name:	Marc Towers

Title:	Director

PLEIAD ASIA EQUITY MASTER FUND

By:	/s/ Marc Towers

Name:	Marc Towers

Title:	Director

Project Unicorn II – Signature Page to Equity Commitment Letter

Agreed to and accepted:

UNICORN II HOLDINGS LIMITED

By:	/s/ Carl Wu

Name: Carl Wu

Title: Authorized Signatory

Project Unicorn II – Signature Page to Equity Commitment Letter

Schedule A

Project Unicorn II – Schedule A to Equity Commitment Letter